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                                   EXHIBIT 16
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KPMG Peat Marwick LLP
700 Louisiana                Telephone 713 319 2000            Fax 713 319 2041
Houston, TX 77002            Telex 286705 PMMT UR (RCA)


November 30, 1998

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Grant Geophysical, Inc. and, under the date of March 19, 1998, we reported on the consolidated financial statements of Grant Geophysical, Inc. and subsidiaries as of and for the three-month period ended December 31, 1997. In addition, we were previously principal accountants of GGI Liquidating Corporation, the predecessor of Grant Geophysical, Inc., and under the date of December 22, 1997, we reported on the consolidated financial statements of GGI Liquidating Corporation and subsidiaries as of and for the two-year period ended December 31, 1996 and nine-month period ended September 30, 1997.

On November 23, 1998, our appointment as principal accountants was terminated. We have read Grant Geophysical, Inc.'s statements, included under Item 4 of its Form 8-K dated November 30, 1998, and we agree with such statements, except that we are not in a position to agree or disagree with Grant Geophysical Inc.'s statements that the change was approved by the audit committee of the board of directors, and that PricewaterhouseCoopers LLP was not engaged regarding the application of accounting principles to a specified transaction or type of audit opinion that might be rendered on Grant Geophysical, Inc.'s financial statements.

Very truly yours,

s/KPMG Peat Marwick LLP

KPMG Peat Marwick LLP